Exhibit 10.1

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of September [—], 2018, is by and between Xynomic Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the Persons set forth on Schedule A (each a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Shareholder is the holder of the number of ordinary shares, no par value, of Bison Capital Acquisition Corp., a British Virgin Islands company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing) (“Parent”) (such shares, together with, from and after the effective time of the Domestication (as defined below), shares of common stock, par value $0.0001 per share, of Parent, being referred to herein collectively as “Parent Ordinary Shares”) and/or options or warrants to purchase Parent Ordinary Shares (“Options”), in each case, set forth opposite the Shareholder’s name on Schedule A (all such Parent Ordinary Shares set forth on Schedule A, together with any Parent Ordinary Shares that are issued upon exercise of Options or otherwise hereafter issued to or otherwise acquired or owned by each Shareholder prior to the termination of this Agreement being referred to herein as such Shareholder’s “Subject Shares”);

WHEREAS, certain Shareholders are parties to a letter agreement with Parent dated June 19, 2017 (the “Letter Agreement”), pursuant to which that such Shareholders have agreed, among others, to vote all Subject Shares beneficially owned by such Shareholder, in favor of a Business Combination of Parent;

WHEREAS, pursuant to the Letter Agreement, certain Shareholders have escrowed their respective Subject Shares in an escrow account in accordance with the terms and conditions set forth in an escrow agreement among Parent, such Shareholders and Continental Stock Transfer & Trust Company, dated June 19, 2017 (the “Escrow Agreement”);

WHEREAS, Parent, Bison Capital Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), the Company and Yinglin Mark Xu (“Xu”), an individual residing in Shanghai, China, solely in his capacity as the representative for the Company’s stockholders (the “Stockholder Representative”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, at least one day prior to the Closing and subject to the conditions of the Merger Agreement, Parent shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Section 184 of the BVI Companies Act and shall no longer be considered a company incorporated in the British Virgin Islands (the “Domestication”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that each Shareholder, and as an inducement and in consideration therefor, each Shareholder (in the Shareholder’s capacity as a holder of Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

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Article I
VOTING AGREEMENT; GRANT OF PROXY

Each Shareholder hereby covenants and agrees that:

1.01 Voting of Subject Shares. Subject to the remaining terms of this Section 1.01, at every meeting of the holders of Parent Ordinary Shares (the “Parent Shareholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if the Parent Shareholders act by written consent in lieu of a meeting), each Shareholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote such Shareholder’s Subject Shares in favor of (a)  approval of the Merger Agreement, (b) (x)  approval of the Domestication and (y) adoption of the Domesticated Parent Charter, (c) approval of the change of the name of Parent with effect from the Closing to “Xynomic Pharmaceuticals Holdings, Inc.”, (d)  adoption and approval of the Certificate of Incorporation of the Surviving Company with effect from the Closing, (e) the assumption by Parent of the Company Stock Incentive Plan, that provides for the granting of Parent Ordinary Shares to employees of the Company and Parent or certain Subsidiaries of the Company and Parent in the form of stock options, restricted stock units, restricted stock or other equity-based awards, (f) election of nine members of the Parent Board with effect from the Closing, (g) adoption and approval of an amended and restated certificate of incorporation of Domesticated Parent substantially in the form of Exhibit O to the Merger Agreement to be filed immediately following the Closing, (h) adoption and approval of amended and restated bylaws of Domesticated Parent substantially in the form of Exhibit P to the Merger Agreement to take effect immediately following the Closing, (i) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger (the proposals set forth in the forgoing clauses (a) through (i) are referred to as the “Parent Proposals”), (j) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Parent Proposals, including the issuance of Parent Ordinary Shares pursuant to the Merger Agreement, on the date on which such meeting is held, and (k) any other proposal included in the Proxy Statement in connection with, or related to, the consummation of the Merger for which the Parent Board has recommended that the Parent Shareholders vote in favor.

1.02 No Inconsistent Arrangements. Except as expressly permitted or required hereunder or under the Merger Agreement or to the extent applicable, except as expressly permitted or required under the Escrow Agreement and the Letter Agreement , such Shareholder shall not, directly or indirectly, without Parent’s prior written consent, (a) create any Lien other than restrictions imposed by applicable Law or pursuant to this Agreement on any Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of such Shareholder’s Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Shareholder’s Subject Shares, (d) deposit or permit the deposit of such Shareholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shareholder’s Subject Shares or (e) take any action that would make any representation or warranty of the Shareholder herein untrue or incorrect in any material respect, or have the effect of preventing the Shareholder from performing such Shareholder’s obligations hereunder. Notwithstanding the foregoing, the Shareholder may make Transfers of such Shareholder’s Subject Shares (x) by will, operation of law, or for estate planning or charitable purposes, (y) to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of such Shareholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with such Shareholder, or (z) if such Shareholder is a trust, to any beneficiary of such Shareholder or the estate of any such beneficiary; provided that in each such case, the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement and either such Shareholder or the transferee provides the Company with a copy of such agreement promptly upon consummation of any such Transfer.

1.03 Documentation and Information. Such Shareholder shall permit and hereby authorizes the Company and Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company or Parent reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, such Shareholder’s identity and ownership of the Subject Shares and the nature of such Shareholder’s commitments and obligations under this Agreement. Parent is an intended third-party beneficiary of this Section 1.03.

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1.04 No Solicitation of Transactions. Without limiting and subject to the provisions of Section 4.14 hereof, such Shareholder shall not, directly or indirectly, knowingly take any action that Parent is not permitted to take pursuant to Section 7.08 of the Merger Agreement.

1.05 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative of any Shareholder or by any Shareholder that is a natural person, in each case, in his or her capacity as a director or officer of Parent.

Article II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Each Shareholder represents and warrants to the Company, as to himself/herself/itself only, that:

2.01 Authorization; Binding Agreement. Such Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. Such Shareholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder, and constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

2.02 Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such Shareholder’s Subject Shares and has good and marketable title to such Subject Shares free and clear of any Lien (including any restriction on the right to vote or otherwise transfer such Subject Shares), except (a) as provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) as subject to any risk of forfeiture with respect to any Parent Ordinary Shares granted to such Shareholder under an agreement with or employee benefit plan of Parent and (d) with respect to Options, as provided pursuant to the terms of the Option and any stock option plan under which such Option was granted. Such Shareholder’s Subject Shares constitute all of the Parent Ordinary Shares and/or Options owned by such Shareholder as of the date hereof. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Subject Shares.

2.03 Voting Power. Except as may be set forth on Schedule A, such Shareholder has full voting power, with respect to such Shareholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Subject Shares. None of such Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.04 Reliance. Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Shareholder’s own choosing. Such Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

2.05 Absence of Litigation. With respect to such Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Shareholder, threatened against, such Shareholder or any of such Shareholder’s properties or assets (including such Shareholder’s Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

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Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Shareholder that:

3.01 Organization; Authorization. The Company is a corporation duly incorporated and registered under the Laws of the State of Delaware. The consummation of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate actions on the part of the Company. The Company has full power and authority to execute, deliver and perform this Agreement.

3.02 Binding Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

3.03 No Conflicts.

(a) No filing with, or notification to, any Governmental Entity, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Company, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement in any material respect.

Article IV
MISCELLANEOUS

4.01 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission) and shall be given, (a) if to the Company, in accordance with the provisions of the Merger Agreement and (b) if to the Shareholder, to the Shareholder’s address set forth on a signature page hereto, or to such other address as the Shareholder may hereafter specify in writing to the Company for such purpose.

4.02 Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, upon the earliest of (a) as to each Shareholder, the mutual written consent of the Company and such Shareholder, (b) the termination of the Merger Agreement in accordance with its terms and (c) the Effective Time. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.02 shall prevent either party from seeking any remedies (at law or in equity) against another party or relieve either party from liability for any breach of this Agreement prior to termination hereof and (ii) the provisions of this Article IV shall survive any termination of this Agreement.

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4.03 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.04 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in Section 1.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

4.05 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware) (the “Delaware Courts”) over all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement and any other document or instrument delivered pursuant to this Agreement, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or otherwise arising from the transactions contemplated hereby or the relationship among the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement) (collectively, “Related Claims”), and each party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby consents to process being served by any other party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 4.01 (other than by email) along with a notification that service of process is being served in conformance with this Section 4.05. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

4.06 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a party will be equally as effective as delivery of a manually executed counterpart of such party.

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4.07 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

4.08 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

4.09 Specific Performance. The parties hereto agree that irreparable damage would occur if for any reason any party fails to perform any of its obligations under this Agreement and that the opposing parties may not have an adequate remedy at law for money damages in such event. Accordingly, the parties shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.10 Headings. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and will not in any way affect the meaning or interpretation of this Agreement.

4.11 No Presumption. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

4.12 Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13 Interpretation. Unless the context otherwise requires, any reference to a “Section” will be deemed to refer to a Section of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

4.14 Capacity as Shareholder. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a Parent Shareholder, and not in such Shareholder’s capacity as a director, officer or employee of Parent or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Parent in the exercise of his or her fiduciary duties as a director or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust, or prevent any director or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

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4.15 Conversion or Exercise. Nothing contained in this Agreement shall require any Shareholder (or shall entitle any proxy of any Shareholder) to (a) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Shares or (b) vote, or execute any consent with respect to, any Subject Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

4.16 Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

4.17 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Parent Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of Parent’s organizational documents, the possible acquisition of the Company by Parent pursuant to the Merger Agreement and (b) the Merger Agreement is executed by all parties thereto.

(SIGNATURE PAGES FOLLOW)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

XYNOMIC PHARMACEUTICALS, INC.

By:	/s/ Yinglin Mark Xu
Name:	Yinglin Mark Xu
Title:	Chairman, Chief Executive Officer and President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BISON CAPITAL HOLDING COMPANY LIMITED

By:	/s/ Peixin Xu
Name:	Peixin Xu
Title:	Director

James Jiayuan Tong

/s/ James Jiayuan Tong

Schedule A

Name of Shareholder	No. of Parent Ordinary Shares Beneficiary Owned

Bison Capital Holding Company Limited	1,117,725
James Jiayuan Tong	391,650